Exhibit 10.18
Summary Sheet for Director Compensation and Executive Cash
Compensation and Performance Criteria Under Executive
Officers Variable Pay Plan
March 12, 2008
Director Compensation
The Company pays its Chairman of the Board an annual retainer of $60,000 and provides him office space that has a rental value of approximately $6,000 per year. The Company pays each of its other non-employee directors an annual retainer of $30,000. The chair of the Audit Committee receives an additional annual fee of $15,000. The chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $5,000. Non-chair members of the Audit Committee receive an additional $5,000 annual fee. All director fees are payable to directors in quarterly installments.
In addition to annual fees, each new non-employee director is entitled to receive, at or following the Company’s annual meeting at which he or she is first elected, a one-time grant of stock of the Company valued at $20,000. Thereafter, at or following each subsequent annual meeting of shareholders, each non-employee director is entitled to receive a grant of stock of the Company valued at $12,000.
The Company’s President and Chief Executive Officer is not separately compensated outside of his employment agreement for service as a director.
Executive Cash Compensation
The following table sets forth the 2008 base salary of each of the Company’s executive officers:

2008 Base
Salary
Anupam Narayan	$360,000
President, Chief Executive Officer and Chief Financial Officer

John M. Taffin	$220,500
Executive Vice President, Hotel Operations

Thomas L. McKeirnan	$209,000
Senior Vice President, General Counsel, and Secretary
2007 Performance Criteria Under Executive Officers Variable Pay Plan
On February 25, 2008, the Compensation Committee of the Company’s Board of Directors established 2008 performance goals for the Company’s executive officers under the Company’s Executive Officers Variable Pay Plan, effective January 1, 2005. Measured as a percentage of their 2008 base salaries, the target and maximum variable pay available to these officers for achievement of these goals in 2008 is as follows:

	Variable Pay as Percentage
	of 2008 Base Salary
	Target	Maximum
Anupam Narayan	60%	100%
John M. Taffin	30%	50%
Thomas L. McKeirnan	30%	50%